Incoporated in the State of New York on July 13, 2010

No. 001

Shares

GOLD SWAP INC

Common Stock

This Certifies That ______________________________ is the owner of ______________________________ Shares of the Capital Stock of

GOLD SWAP INC

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ____________ day of ____________ A.D. ____________

President

Secretary

Shares $0.0001 Each